Exhibit 10.2

555 Maryville University Drive, Suite 400 St. Louis, MO 63141 (314) 216-2600
October 21, 2009
[Employee Name]
     Re: Change in Control Agreement — Effect of Temporary Salary Reduction
Dear _________:
For pay periods beginning on and after September 28, 2009, Huttig Building Products, Inc. (“Huttig”) temporarily reduced your annual base salary by ten percent (10%) in conjunction with Huttig’s temporary salary reduction program for its corporate office employees and regional staff.
Notwithstanding this salary reduction, your base salary as in effect immediately prior to the salary reduction (or such higher base salary as may be in effect from time to time hereafter) shall be deemed to be your base salary for the purposes of calculating any termination payment payable to you pursuant to Paragraph 6(d)(i)(C) of the existing Change of Control Agreement between Huttig and you (the “Change of Control Agreement”); that is, any such termination payment shall be calculated without regard to the salary reduction.
Except as specifically modified by this letter agreement, all of the terms and conditions of the Change in Control Agreement shall continue in full force and effect. This letter agreement may be executed in counterparts, each of which shall be deemed an original, but of which shall constitute one and the same instrument.
Please acknowledge receipt of this letter agreement and acceptance of the terms hereof by signing both copies of this letter agreement and returning one fully-executed copy to Huttig to the attention of Mr. Jon Vrabely, President and Chief Executive Officer.

Huttig Building Products, Inc.
By:
	Name:	Jon Vrabely
	Title:	President and CEO

ACKNOWLEDGED AND AGREED TO:

[Employee Name]